Exhibit 10.14
Gomez, Inc.
Executive and Management Incentive Plan
Introduction
The 2008 Executive & Management Incentive Plan (“The Plan”) is designed as an incentive to participants to perform at their most effective level, as a reward for strong performance and as a way of sharing in the success of the Company. The Plan is designed to be self-funded and is incorporated in the business targets and budgets.
The Plan is one element of Gomez’s total compensation package, inclusive of base salary, benefits and other variable compensation plans. The Plan is designed to reinforce several concepts of performance. Specifically it rewards:
•	Achievement of specific business objectives

•	Increased operating profitability as a measure of Company success

•	Achievement of financial goals including bookings, revenue and income targets

•	Achievement of individual objectives
This Plan is CONFIDENTIAL, and details may not be disclosed by any participants.
Eligibility for Participation
Designated employees (“Participants”) are eligible for inclusion in The Plan for the calendar year January 1, 2008 to December 31, 2008. Participation in The Plan is at the discretion of the Company. Employees considered for participation include management level employees and individual contributors in functions who meet established criteria. Eligibility for participation is not automatic and will be reviewed annually.
Participation for new hires designated as eligible to participate will be pro-rated based on full months of employment during the plan year. The employee must be hired prior to the beginning of the fourth quarter of the year (October 1) and have worked a minimum of three full months during the plan year to be eligible for participation.
There is no contractual commitment on the part of the Company in relation to future years of participation and in this respect the Plan does not confer on any employees any rights or give rise to any cause of action against the Company.
Operation of The Plan
For each Participant a fixed cash amount will be specified for the purposes of participation in The Plan. Payment under The Plan will be based on the achievement of corporate targets and/or business unit/departmental business plans. A copy of the business plan will be on file with the Human Resources Department and each participant will be provided a copy.
All Participants will receive a copy of their bonus plan worksheet and terms and conditions of The Plan. Each participant must sign and return a copy of The Plan document acknowledging that the document was reviewed. In addition, Participants must sign their bonus plan worksheet acknowledging their specific goals and targets. Both signed documents must be returned to the Human Resources Department.
The Chief Executive Officer and Board of Directors of Gomez, Inc. reserves the right to amend the plan at any time based on business conditions.
Gomez management reserves the right to modify the Plan at any time. Notification of changes to the Plan will be made in writing to affected participants. Changes may be made to the Plan periodically in order to revise goals, update strategies or correct bona fide errors.
Performance against business targets will be assessed at the end of the fiscal year once all financial results of the Company have been prepared and approved. Gomez management will have the discretion to adjust, up or down, any employee’s payout based on subjective assessment of the employee’s individual performance throughout the year. Any adjustment to individual bonus payout will not increase the target bonus pool relative to the level of achievement of the Company.
All metrics will be measured independently. A minimum threshold of 80% must be achieved for each element. If one element is not achieved, other elements of the plan can still payout, if minimum threshold is met. In the event that the company does not achieve 80% on all Corporate metrics, the entire bonus payout will become discretionary for all participants and will be determined by the CEO and Board of Directors.
Payment
Bonus payments will be made annually after the official close of the operating year, estimated to occur no later than April 1st of the year following. Payment will be made to each participant provided that the participant:
•	Has not given notice to resign employment before any payment is made

•	Remains an active employee at the time of payout
Any payment to which participants in the following categories may be entitled will be pro-rated:
•	Employees whose eligibility for participation in The Plan begins after January 1, 2008

•	Employees whose are transferred to another position, business unit, department or group within the Company during the plan year and their new position does not qualify them as eligible to participate in The Plan
Any payment in whole or in part shall be made through the Company’s normal payroll process and will be net of any appropriate Income Tax, Social Security Contributions or other relevant deductions.
Adjustments
Gomez will make all bonus adjustments once per year, and only for the previous year’s errors. The participant must bring all potential bonus adjustments and questions to the attention of Human Resources, or his or her designee, no later than the 15th business day of the month following payment. Human Resources and the CFO will review the request for a potential bonus adjustment. The decision of Human Resources and CFO, or his or her designees, are binding and final.
Contractual Status
Payments under The Plan are not contractual. No legally enforceable right to payment will arise under The Plan, nor any right to compensation or damages for non-payment as a result of the termination of employment (however caused), or for any other reason.
The Plan is not a guarantee of employment for a definite period of time. The participant acknowledges and understands that she or he, or Gomez, may terminate the employment relationship at any time with or without cause.
The Plan terminates, for the participant, on the date the participant’s employment with Gomez is terminated.
This Plan shall be construed and governed in accordance with the laws of the Commonwealth of Massachusetts.
Validity
The Plan is valid only for the calendar year January 1, 2008 — December 31, 2008. At the expiration of this Plan, Gomez will negotiate a new Plan for Participants.
Gomez considers Participant performance to be critical for the success of the company. This Plan is designed to reward excellent performance and the entire Company is committed to your success.

Acknowledgment:

Participant Signature	Date

Print Name:
Attachment: Bonus plan worksheet